FOR IMMEDIATE RELEASE

MARCH 27, 2007

NORFOLK SOUTHERN ANNOUNCES INCREASE IN STOCK REPURCHASE PLAN

NORFOLK VA - Norfolk Southern Corporation (NYSE: NSC) today announced that its board of directors has amended its common stock repurchase program to increase the number of shares that may be repurchased from 50 million to 75 million since inception of the program. In addition, the authorization term has been shortened by five years from Dec. 31, 2015, to Dec. 31, 2010.  From the start of the program in November 2005 through March 26, 2007, approximately 27.2 million shares have been repurchased for $1.2 billion, including 5.4 million shares repurchased for $263.4 million in the first quarter of 2007 to date.

Timing and volume of any purchases will be guided by management's assessment of market conditions and other factors. Any share repurchases under this program may be made in the open market, or otherwise. Norfolk Southern had approximately 397 million shares outstanding as of Jan. 31, 2007.

Any statements contained in this news release which are not related to historical facts are forward-looking statements as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (noted in the corporation's filings with the SEC) which could cause actual results to differ.

Norfolk Southern Corporation is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 21,000 route miles in 22 states, the District of Columbia and Ontario, Canada, serving every major container port in the eastern United States and providing superior connections to western rail carriers. NS operates the most extensive intermodal network in the East and is North America's largest rail carrier of metals and automotive products.

Norfolk Southern contacts:

(Media) Bob Fort, 757-629-2710, (rcfort@nscorp.com)

(Investors) Leanne Marilley, 757-629-2861 (leanne.marilley@nscorp.com)